                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                AMF BOWLING, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    03113V109
                                 (CUSIP Number)

                            DAVID J. GREENWALD, ESQ.
                              GOLDMAN, SACHS & CO.
                                 85 BROAD STREET
                               NEW YORK, NY 10004
                                 (212) 902-1000
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                NOVEMBER 30, 1997
            (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /.

                                  SCHEDULE 13D

----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 2 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   THE GOLDMAN SACHS GROUP, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF-OO
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
             7         SOLE VOTING POWER
                        870,000
 NUMBER OF
             -------------------------------------------------------------------
             8         SHARED VOTING POWER
   SHARES               30,303,443

BENEFICIALLY
             -------------------------------------------------------------------
             9         SOLE DISPOSITIVE POWER
  OWNED BY              870,000

    EACH
             -------------------------------------------------------------------
             10        SHARED DISPOSITIVE POWER
 REPORTING              30,303,443


PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         31,173,443
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         51.5%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         HC-PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

----------------------------                            ------------------------
CUSIP NO. 03113V109                                          Page 3 of 27
----------------------------                            ------------------------


--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GOLDMAN, SACHS & CO.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF-OO
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                                 [x]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   NEW YORK
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               30,303,443


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        30,303,443

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         30,303,443
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]
--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         50.8%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         BP-PN-IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 4 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GS CAPITAL PARTNERS II, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               19,317,476


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        19,317,476

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         19,317,476
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         32.4%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 5 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GS ADVISORS, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)                                  [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               19,317,476


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        19,317,476

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         19,317,476
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]
--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         32.4%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 6 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GS CAPITAL PARTNERS II OFFSHORE, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   CAYMAN ISLANDS
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               7,679,488


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        7,679,488

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         7,679,488
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]
--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         12.9%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 7 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GS CAPITAL PARTNERS II GERMANY C.L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   GERMANY
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               712,530


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        712,530

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         712,530
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         1.2%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 8 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GS ADVISORS II (CAYMAN), L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   CAYMAN ISLANDS
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               7,679,488


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        7,679,488

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         7,679,488
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         12.9%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                   SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                      Page 9 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   GOLDMAN, SACHS & CO. OHG
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   GERMANY
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               712,530


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        712,530

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         712,530
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         1.2%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                     Page 10 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   STONE STREET FUND 1995, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               451,922


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        451,922

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         451,922
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.8%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                     Page 11 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   BRIDGE STREET FUND 1995, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               508,546


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        508,546

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         508,546
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.9%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                     Page 12 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   STONE STREET FUND 1996, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               772,646


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        772,645

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         772,645
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         1.3%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                     Page 13 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   BRIDGE STREET FUND 1996, L.P.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   WC
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               523,986


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        523,986

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         523,986
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.9%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                     Page 14 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   STONE STREET VALUE CORP.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               960,468


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        960,468

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         960,468
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         1.6%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
----------------------------                            ------------------------
    CUSIP NO. 03113V109                                     Page 15 of 27
----------------------------                            ------------------------

--------------------------------------------------------------------------------
   1         NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   STONE STREET EMPIRE CORP.
--------------------------------------------------------------------------------
   2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3         SEC USE ONLY
--------------------------------------------------------------------------------
   4         SOURCE OF FUNDS*
                   AF
--------------------------------------------------------------------------------
   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) OR 2(e)                                           [ ]
--------------------------------------------------------------------------------
   6         CITIZENSHIP OR PLACE ORGANIZATION
                   DELAWARE
--------------------------------------------------------------------------------
              7   SOLE VOTING POWER
                        0
 NUMBER OF
             -------------------------------------------------------------------
              8   SHARED VOTING POWER
   SHARES               1,296,631


BENEFICIALLY
             -------------------------------------------------------------------
              9   SOLE DISPOSITIVE POWER
  OWNED BY              0


    EACH
             -------------------------------------------------------------------
              10  SHARED DISPOSITIVE POWER
 REPORTING
                        1,296,631

PERSON WITH
--------------------------------------------------------------------------------
   11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         1,296,631
--------------------------------------------------------------------------------
   12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                                         [ ]

--------------------------------------------------------------------------------
   13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         2.2%
--------------------------------------------------------------------------------
   14        TYPE OF REPORTING PERSON*
                         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1. SECURITY AND ISSUER.

              This Statement on Schedule 13D relates to the common stock, par value $0.01 per share (the "Common Stock"), of AMF Bowling, Inc., a Delaware corporation (the "Company").

              The principal executive offices of the Company are located at 8100 AMF Drive, Richmond, Virginia 23111.

ITEM 2. IDENTITY AND BACKGROUND.

              This Statement is being filed by GS Capital Partners II, L.P. ("GS Capital II"), GS Capital Partners II Offshore, L.P. ("GS Offshore"), GS Capital Partners II Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1995, L.P. ("1995 Stone"), Stone Street Fund 1996, L.P. ("1996 Stone"), Bridge Street Fund 1995, L.P. ("1995 Bridge") and Bridge Street Fund 1996, L.P. ("1996 Bridge" and together with GS Capital II, GS Offshore, GS Germany, 1995 Stone, 1996 Stone and 1995 Bridge, the "Limited Partnerships"), Stone Street Value Corp. ("Stone Value"), Stone Street Empire Corp. ("Stone Empire"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors, L.P. ("GS Advisors"), GS Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs & Co. oHG ("GS oHG") and The Goldman Sachs Group, L.P. ("GS Group" and, together with Goldman Sachs, GS Advisors, GS Advisors Cayman, GS oHG, Stone Value, Stone Empire and the Limited Partnerships, the "Filing Persons").(1)

              As of November 30, 1997, Goldman Sachs and GS Group may be deemed to beneficially own 29,966,594 shares of Common Stock through the Limited Partnerships. In addition, GS Group beneficially owns 870,000 shares of Common Stock pursuant to warrants (the "Warrants") to purchase, for $.01 per share, 870,000 shares of Common Stock. The Warrants are immediately exercisable and will expire on May 1, 2006. As of November 30, 1997, Goldman Sachs and GS Group may be deemed to beneficially own 336,850 shares of Common Stock held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts"). Goldman Sachs and GS Group each disclaim beneficial ownership of (i) shares of Common Stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) shares of Common Stock held in Managed Accounts.

              Each of GS Capital II, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, and GS Germany, a German civil law partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Advisors, a Delaware limited partnership, is the sole general partner of GS Capital II. GS Advisors Cayman, a Cayman Islands exempted limited partnership, is the sole general partner of GS Offshore. GS oHG is the sole managing partner of GS Germany. 1995 Stone, 1996 Stone, 1995 Bridge and 1996 Bridge, each a Delaware limited partnership, were formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments. Stone Value, a Delaware corporation, is the sole general partner of 1995 Stone and the sole managing general partner of 1995 Bridge. Stone Empire, a Delaware corporation, is the

----------
1 Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.

sole general partner of 1996 Stone and the sole managing general partner of 1996 Bridge. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. ("NYSE") and other national exchanges. Goldman Sachs also serves as the investment manager for GS Capital II, GS Offshore and GS Germany. GS Group, one of the general partners of Goldman Sachs, owns a 99% interest in Goldman Sachs. GS Group is a Delaware limited partnership and holding partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The other general partner of Goldman Sachs is The Goldman, Sachs & Co. L.L.C., a Delaware limited liability company ("GS L.L.C.") which is wholly-owned by GS Group and The Goldman Sachs Corporation, a Delaware corporation ("GS Corp."). GS Corp. is the sole general partner of GS Group. The principal business address of each Filing Person (other than GS Offshore, GS Advisors Cayman, GS Germany and GS oHG), GS L.L.C. and GS Corp., is 85 Broad Street, New York, NY 10004. The principal business address for each of GS Offshore and GS Advisors Cayman is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Germany and GS oHG is Messeturm Friedrich-Ebert-Anlage 49, 60308 Frankfurt am Main, Germany.

              The name, business address, present principal occupation or employment and citizenship of each director of GS Corp. and GS L.L.C. and of each member of the executive committees of GS Corp., GS L.L.C., GS Group and Goldman Sachs are set forth in Schedule I hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and each executive officer of GS Advisors, Inc. and GS Advisors II, Inc., each a Delaware corporation and the sole general partner of GS Advisors and GS Advisors Cayman, respectively, are set forth in Schedules II-A-i and II-A-ii hereto respectively and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each director and each executive officer of Stone Value and Stone Empire are set forth on Schedule II-B hereto and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each Managing Director of Goldman, Sachs & Co. Finanz GmbH, which is the managing general partner of GS oHG, are set forth in Schedule II-C and are incorporated herein by reference.

            During the last five years, none of the Filing Persons, or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth in Schedule III hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

              Pursuant to the "overcall" provisions (described in Item 6) of the Stockholders Agreement, dated as of April 30, 1996 (as amended, the "Stockholders Agreement"), by and among the Company, the Limited Partnerships and the other investors party thereto (the "Other Investors" and, together with the Limited Partnerships, the "Stockholders"), in September 1997, GS Capital II purchased 789,249.93 shares of Common Stock, GS Offshore purchased 313,759.18 shares of Common Stock, GS Germany purchased 29,111.59 shares of Common Stock, 1995 Stone purchased 18,464.13 shares of Common Stock, 1996 Stone purchased 31,567.86 shares of Common Stock, 1995 Bridge purchased 20,777.51 shares of Common Stock and 1996 Bridge purchased 21,408.42 shares of Common Stock, in each case in cash at $20.00 per share. The total consideration for the purchase of such shares was $24,486,772.40.

              Prior to the purchases in September 1997, GS Capital II owned 18,528,225.83 shares of Common Stock, GS Offshore owned 7,365,729.13 shares of Common Stock, GS Germany owned 683,418.18 shares of Common Stock, 1995 Stone owned 433,458.07 shares of Common Stock, 1996 Stone owned 741,077.80 shares of Common Stock, 1995 Bridge owned 487,768.00 shares of Common Stock and 1996 Bridge owned 502,577.44 shares of Common Stock. GS Group also may be deemed to beneficially own 870,000 shares of Common Stock, which represent the Warrants.

              As of November 30, 1997, Goldman Sachs may be deemed to beneficially own an additional 336,850 shares of Common Stock purchased for the Managed Accounts. Schedule IV reflects these purchases and certain ordinary course trading activities in the Common Stock effected by Goldman Sachs on behalf of the Managed Accounts. The aggregate consideration for the purchases listed on Schedule IV was $11,086,600.00.

              The funds used by the Limited Partnerships to purchase the shares of Common Stock as described above were obtained by such entities from capital contributions by their partners and from the available funds of such entities. The funds used to purchase shares of Common Stock for the Managed Accounts came from client funds. GS Group received the Warrants as a fee for its service as financial advisor to the owners of the Company's predecessor in connection with the acquisition of the predecessor in 1996.


              None of the persons listed on Schedule I, Schedule II-A-i, II-A-ii, II-B or II-C hereto has contributed any funds or other consideration towards the purchase of the securities of the Company, except insofar as they may have partnership interests in any of the Filing Persons and have made capital contributions to any of the Filing Persons, as the case may be.

ITEM 4. PURPOSE OF THE TRANSACTION.

              The Limited Partnerships purchased the shares of Common Stock for the purpose of acquiring an equity interest in the Company. The shares of Common Stock held in Managed Accounts were acquired in the ordinary course of business of Goldman Sachs.

              Except as disclosed herein, none of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto has any present plans or intentions which would result in or relate to any of the transactions described in subparagraphs
(a) through (j) of Item 4 of Schedule 13D. Pursuant to the terms of the Stockholders Agreement, the terms of which and the rights of the Limited Partnerships under which are more fully described in Item 6, the Limited Partnerships collectively have the right to nominate five directors of the Company and to nominate a majority (not limited to a simple majority) of the Board of Directors of the Company (the "Board of Directors") so long as the Limited Partnerships and their Permitted Transferees (as hereinafter defined) hold a majority of the outstanding Common Stock. Two Managing Directors of Goldman Sachs, Richard A. Friedman and Terence M. O'Toole, and a limited partner of GS Group, Peter M. Sacerdiote, have been elected as directors of the Company. In that capacity, they will be consulted, and will vote, on matters that are presented to the Board of Directors, including sales of assets, extraordinary corporate transactions, and changes to the Company's capitalization, dividend policy, business or corporate structure. Furthermore, Messrs. Friedman and O'Toole are the only members of the Executive Committee of the Board of Directors, which has the powers described in Item 6 below. In addition, in connection with the initial public offering of Common Stock in November 1997 (the "IPO"), the Limited Partnerships agreed not to sell or otherwise dispose of any shares of Common Stock (or securities substantially similar to, convertible into, or exchangeable for, Common Stock) for a period of 180 days after November 3, 1997 (the "Lock-up"). The Lock-up is further described in Item 6. The Limited Partnerships have certain registration rights with respect to the shares of Common Stock that they hold, the terms of which are more fully described in Item 6.

              Engagement Letter. The subsidiary of the Company through which all of the Company's operations are held ("Bowling Worldwide") and Goldman Sachs are parties to an engagement letter pursuant to which Goldman Sachs are retained as Bowling Worldwide's financial advisor to provide investment banking and financial advisory services, including in connection with any acquisitions, dispositions or financings. Pursuant to the engagement, Bowling Worldwide has agreed to reimburse Goldman Sachs for their out-of-pocket expenses and indemnify Goldman Sachs in connection with their services arising under the engagement.

              Each of the Filing Persons expects to evaluate on an ongoing basis the Company's financial condition, business, operations and prospects, the market price of the Common Stock, conditions in the securities markets generally, general economic and industry conditions and other factors. Accordingly, each Filing Person reserves the right to change its plans and intentions at any time, as it deems appropriate. In particular, the Filing Persons may purchase additional shares of Common Stock or may sell shares of Common Stock from time to time in public or private transactions and/or may enter into privately negotiated derivative transactions with institutional counterparties to hedge the market risk of some or all of its positions in the Common Stock or other securities. Any such transactions may be effected at any time or from time to time (subject to any applicable limitations imposed on the sale of any of their shares of Common Stock by the Securities Act of 1933, as amended (the "Securities Act"), and, in the case of sales by the Limited Partnerships, subject to the other restrictions described in Item 6). To the knowledge of each Filing Person, each of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto may make the same evaluation.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

             (a) As of November 30, 1997, GS Capital II may be deemed to own beneficially and directly, and its general partner, GS Advisors, may be deemed to own beneficially and indirectly, 19,317,476 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              As of November 30, 1997, GS Offshore may be deemed to own beneficially and directly, and its general partner, GS Advisors Cayman, may be deemed to own beneficially and indirectly, 7,679,488 shares of Common Stock. GS Advisors Cayman disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              As of November 30, 1997, GS Germany may be deemed to own beneficially and directly, and its managing partner, GS oHG, may be deemed to own beneficially and indirectly, 712,530 shares of Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              As of November 30, 1997, 1995 Stone may be deemed to own beneficially and directly, and its general partner, Stone Value, may be deemed to own beneficially and indirectly, 451,922 shares of Common Stock. Stone Value disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              As of November 30, 1997, 1996 Stone may be deemed to own beneficially and directly, and its general partner, Stone Empire, may be deemed to own beneficially and indirectly, 772,645 shares of Common Stock. Stone Empire disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              As of November 30, 1997, 1995 Bridge may be deemed to own beneficially and directly, and its managing general partner, Stone Value, may be deemed to own beneficially and indirectly, 508,546 shares of Common Stock. Stone Value disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              As of November 30, 1997, 1996 Bridge may be deemed to own beneficially and directly, and its managing general partner, Stone Empire, may be deemed to own beneficially and indirectly, 523,986 shares of Common Stock. Stone Empire disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

              Based on information provided to the Filing Persons by the Company's transfer agent, as of November 30, 1997, there were 59,630,000 shares of Common Stock outstanding.

              Based on the foregoing, GS Capital II may be deemed to own beneficially and directly approximately 32.4%, GS Advisors may be deemed to own beneficially and indirectly approximately 32.4%, GS Offshore may be deemed to own beneficially and indirectly approximately 12.9%, GS Advisors Cayman may be deemed to own beneficially and indirectly approximately 12.9%, GS Germany may be deemed to own beneficially and directly approximately 1.2%, GS oHG may be deemed to own beneficially and indirectly approximately 1.2%, 1995 Stone may be deemed to own beneficially and directly approximately 0.8%, 1996 Stone may be deemed to own beneficially and directly approximately 1.3%, 1995 Bridge may be deemed to own beneficially and directly approximately 0.9%, 1996 Bridge may be deemed to own beneficially and directly approximately 0.9%, Stone Value may be deemed to own beneficially and indirectly approximately 1.6% and Stone Empire may be deemed to own beneficially and indirectly approximately 2.2%, in each case of the outstanding shares of Common Stock.

              As of November 30, 1997, Goldman Sachs and GS Group may be deemed to beneficially own the 29,966,593 shares of Common Stock beneficially owned by the Limited Partnerships. In addition, GS Group may be deemed to beneficially own 870,000 shares of Common Stock pursuant to the Warrants. The Warrants are immediately exercisable and will expire on May 1, 2006. A copy of the Warrant Agreement, dated as of May 1, 1996, between the Company and GS Group pursuant to which the Warrants were issued is filed as Exhibit (1) hereto and is incorporated herein by reference. In addition, Goldman Sachs and GS Group may be deemed to beneficially own at November 30, 1997, the 336,850 shares of Common Stock held in Managed Accounts. Based on such holdings, Goldman Sachs and GS Group may be deemed to have beneficially owned at November 30, 1997 approximately 50.8% and 51.5%, respectively, of the outstanding shares of Common Stock.

              Goldman Sachs and GS Group disclaim beneficial ownership of (i) the shares of Common Stock beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) the shares of Common Stock held in Managed Accounts.

              None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto beneficially owns any shares of Common Stock other than as set forth herein.

              The Other Investors party to the Stockholders Agreement are comprised of investment funds affiliated with The Blackstone Group, Kelso & Company, Bain Capital Inc. and Citicorp North America, Inc. and certain directors, officers and other employees of the Company and its subsidiaries. Based on the information set forth in the Company's prospectus dated November 3, 1997, as of October 31, 1997 and as adjusted to reflect the sale of the shares of Common Stock in the IPO, the Other Investors owned in the aggregate approximately 23.5% of the outstanding Common Stock.

              (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock beneficially owned by such Filing Person as indicated in pages 2 through 15 above.

              (c) Except as set forth in Item 3 and Schedule IV and except, with respect to Goldman Sachs, in its capacity as an underwriter in the IPO (as further described in Item 6), no transactions in the Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on
Schedule I or Schedule II-A-i, II-A-ii, II-B or II-C hereto, during the past sixty days. Schedule IV sets forth transactions in the Common Stock which have been effected by Goldman Sachs on behalf of Managed Accounts during the period from October 1, 1997 through November 30, 1997. The purchases set forth on
Schedule IV were made in the ordinary course of business of Goldman Sachs and were effected on the NYSE and the over-the-counter market.

              (d) Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in Managed Accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

              (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

              Stockholders Agreement. The Stockholders Agreement confers on the Limited Partnerships collectively the right to increase or decrease the Board of Directors from its initial size of nine members. The Limited Partnerships collectively have the right to nominate five directors and to nominate a majority (not limited to a simple majority) of the members of the Board of Directors, so long as the Limited Partnerships and their Permitted Transferees (as hereinafter defined) hold a majority of the outstanding shares of Common Stock. The Limited Partnership collectively and each of certain of the Other Investors (the "Governance Investors") has the right to nominate, subject to the consent of the Limited Partnerships, one member of the Board of Directors, so long as the number of shares of Common Stock held by it and certain of its permitted transferees under the Stockholders Agreement is equal to at least one-half of the sum of (i) the number of shares initially purchased by it and its Permitted Transferees plus (ii) the number of additional shares that the Governance Investor was required to purchase pursuant to the "overcall" provisions of the Stockholders Agreement described below (in each case, subject to appropriate adjustments). If a Governance Investor is no longer entitled to nominate a director, the director is required to resign or be subject to removal by the Stockholders. The Limited Partnerships collectively and each Governance Investor has the right to recommend removal, with or without cause, of any director nominated by it, in which case such director must resign immediately or be subject to removal by the Stockholders. In the event of death, removal or resignation of a director nominated by a Governance Investor, so long as the Governance Investor continues to have the right to nominate a director for such position, the Governance Investor has the right to nominate (subject to the consent of the Limited Partnerships) a director to fill the vacancy created. A quorum may be constituted by a majority of the number of directors then in office, but not less than one-third of the whole Board of Directors, including at least one of the directors nominated by the Limited Partnerships.

              Pursuant to the "overcall" provisions of the Stockholders Agreement, the Limited Partnerships collectively and each of certain of the Other Investors agreed, for a period of two years from April 30, 1996, to purchase additional shares of Common Stock having an aggregate purchase price of up to 20% of the amount initially invested by such investor (i.e., collectively up to a total of $75.6 million) upon the request of the Board of Directors. Any such additional investments were required to be made pro rata by the funding investors. Funds raised through such additional investments could be used only to finance acquisitions of businesses or assets, capital expenditures, investments in partnerships or joint ventures or other investments in the business of the Company and its subsidiaries, or any similar transactions or expenditures. Such additional shares have since been purchased, and the Stockholders have no further rights or obligations to make capital contributions under the "overcall" provisions of the Stockholders Agreement.

              The Stockholders Agreement provides for the continual existence of an Executive Committee, consisting of two directors designated by the Limited Partnerships. The Executive Committee currently is comprised of Messrs.
Friedman and O'Toole, each a Managing Director of Goldman Sachs. The Executive Committee may exercise all the powers and authority of the Board of Directors (subject to any restrictions under Delaware law) except with respect to those actions requiring a Special Vote and, in the case of matters which under the Stockholders Agreement require a prior meeting of the Board of Directors, only after such meeting has occurred. A "Special Vote" is required for (i) the issuance of capital stock below fair market value, (ii) the grant or issuance of options or warrants exercisable or exchangeable for more than 2,877,151 shares,
(iii) entering into certain transactions with affiliates of the Limited Partnerships and (iv) amendments to the Stockholders Agreement, the Company's Certificate of Incorporation or the Company's By-Laws which amendments would adversely affect the rights and obligations of certain Governance Investors; provided, that any amendment affecting a Stockholder differently from any other Stockholder requires such Stockholder's approval. Matters requiring a Special Vote must be approved by a majority of the directors nominated by the Limited Partnerships who are not employees of the Company and its subsidiaries, and at least one investor director nominated by certain Governance Investors (if there is one serving at such time).

              Pursuant to the Stockholders Agreement, each of the Stockholders has agreed (i) to appear in person or by proxy at any stockholder meeting for the purpose of obtaining a quorum, (ii) to vote its shares of Common Stock at any stockholder meeting called for the purpose of voting on the election or removal of directors in favor of the election or removal of directors, as applicable, in accordance with the provisions described in the third preceding paragraph, (iii) otherwise to vote its shares of Common Stock at stockholder meetings in a manner consistent with the Stockholders Agreement, (iv) not to grant any proxy or enter into any voting trust with respect to the Common Stock it holds or enter into any stockholder agreement or arrangement inconsistent with the provisions of the Stockholders Agreement and (v) not to act as a member of a group or in concert with others in connection with the acquisition, disposition or voting of shares of Common Stock in any manner inconsistent with the Stockholders Agreement.

              The Stockholders Agreement provides that in the event a Stockholder determines to sell its shares of Common Stock (other than sales effected through open market, nondirected broker's transactions pursuant to Rule 144 of the Securities Act), such Stockholder must give the other Stockholders notice thereof and such other Stockholders must have the opportunity to sell a pro rata share of their Common Stock in such a sale. Moreover, in the event Stockholders owning 51% or more of the outstanding Common Stock propose to sell all of the Common Stock held by such Stockholders pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, such Stockholders will have the right, under certain circumstances, to require the other Stockholders to sell the equity securities of the Company held by such other Stockholders in such sale on the same terms and conditions and at the same price as the Stockholders proposing to sell.

              The foregoing rights and obligations will terminate upon the first to occur of: (i) the Limited Partnerships, certain of the Other Investors and their respective permitted transferees under the Stockholders Agreement (the "Permitted Transferees") holding in the aggregate less than 50% of the sum of
(a) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately after giving effect to the transactions contemplated by the subscription agreement (the "Subscription Agreement") entered into on the same date and by certain of the same parties to the Stockholders Agreement, and (b) the number of additional shares of Common Stock, if any, issued pursuant to the "overcall" provisions of the Stockholders Agreement and (ii) the Limited Partnerships, certain of the Other Investors and their respective Permitted Transferees holding in the aggregate less than 40% of the fully diluted shares of Common Stock then outstanding. Notwithstanding these provisions, in the event of any merger, recapitalization, consolidation, reorganization or other restructuring of the Company as a result of which the Stockholders and their Permitted Transferees own less than a majority of the outstanding voting power of the entity surviving such transaction, the Stockholders Agreement will terminate. A copy of the Stockholders Agreement is filed as Exhibit (2) hereto and is incorporated herein by reference.

              Registration Rights Agreement. The Limited Partnerships, the Stockholders and the Company are parties to a Registration Rights Agreement (as amended, the "Registration Rights Agreement"), a copy of which is filed as Exhibit (3) hereto and is incorporated herein by reference. Pursuant to the Registration Rights Agreement, (i) each of certain of the Other Investors, in each case as a group (the "Registration Rights Investors"), may make one demand (subject to certain exceptions) of the Company to register shares of Common Stock held by such group and (ii) the Limited Partnerships, as a group, may make up to five demands (subject to certain exceptions) of the Company to register shares of Common Stock held by it, in each case, so long as (a) the aggregate offering price for the shares to be sold is at least $50 million and (b) shares representing at least 5% of the sum of (1) the number of shares of Common Stock purchased by the Limited Partnerships, as a group, prior to execution of the Subscription Agreement, (2) the number of shares of Common Stock issued pursuant to the Subscription Agreement and (3) the number of shares (subject to adjustment) of Common Stock purchased by the Stockholders pursuant to the "overcall" provisions of the Stockholders Agreement are being registered. Upon a demand for registration by any of the Limited Partnerships or the Registration Rights Investors, each of the other Stockholders is to be given the opportunity to participate on a pro rata basis in the registration demanded. The Registration Rights Agreement also provides the Stockholders with piggyback registration rights which allow each of them to include all or a portion of their shares of Common Stock under a registration statement filed by the Company, subject to certain exceptions and limitations.

              Underwriting Agreement. In connection with the IPO, Goldman Sachs entered into an Underwriting Agreement, dated November 3, 1997 (the "U.S. Underwriting Agreement"), among the Company and Goldman Sachs, Morgan Stanley & Co. Incorporated, Cowen & Company and Schroder & Co. Inc., as representatives of the several underwriters listed in Schedule I thereto (the "U.S. Underwriters"), and an Underwriting Agreement, dated November 3, 1997, (the "International Underwriting Agreement" and, together with the U.S. Underwriting Agreement, the "Underwriting Agreements"), among the Company and Goldman Sachs International, Morgan Stanley & Co. International Limited, Cowen International L.P. and J. Henry Schroder & Co. Limited, as representatives of the several underwriters listed in Schedule I thereto (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"). Copies of the Underwriting Agreements are filed as Exhibits (4) and (5) hereto and are incorporated herein by reference. The Underwriting Agreements provide for purchases by the Underwriters from the Company of 13,500,000 shares of Common Stock, and up to an additional 2,025,000 shares of Common Stock at the same purchase price for the purpose of covering over-allotments. The Underwriters executed the over-allotment options in full on November 5, 1997. The initial public offering price in the IPO was $19.50 per share. Under the Underwriting Agreements, the Underwriters purchased the shares net of an underwriting discount of $1.22 per share. The Underwriting Agreements contain standard terms and conditions for a public offering including customary representations and warranties and indemnity provisions. Pursuant to the Underwriting Agreements, Goldman Sachs purchased an aggregate of 1,987,200 shares of Common Stock and Goldman Sachs International, an English unlimited company, purchased 745,200 shares of Common Stock (including, in each case, shares of Common Stock purchased pursuant to the exercise of the Underwriters' over-allotment options).

              Lock-up. In connection with the IPO, the Company's officers and directors and certain stockholders (including the Limited Partnerships) holding in the aggregate 44,005,000 shares of Common Stock prior to the IPO have agreed that, during the period beginning from the date of the Underwriting Agreements and continuing to and including the date 180 days after the date of the final Prospectus, dated November 3, 1997, they will not offer, sell or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or any such substantially similar securities without the prior written consent of the representative of the Underwriters. A copy of the form of the Lock-up Agreement is filed as Exhibit (6) and is incorporated herein by reference.

              The foregoing descriptions in this Statement of the Stockholders Agreement, the Registration Rights Agreement, the Underwriting Agreements and the Lock-Up Agreement are qualified in their entirety by reference to the Stockholders Agreement, the Registration Rights Agreement, the Underwriting Agreements and Lock-Up Agreement, copies of which are filed as Exhibits (2),
(3), (4), (5) and (6) hereto, respectively, and are incorporated herein by reference.

              Except as described herein, none of the Filing Persons or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedule I, II-A-i, II-A-ii, II-B or II-C hereto is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Company.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

(1) Warrant Agreement, dated as of May 1, 1996, between the Company and The Goldman Sachs Group, L.P. (incorporated herein by reference to Exhibit
      10.15 to the Company's Registration Statement on Form S-1 No. 333-34099)

(2) Stockholders Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of April 30, 1996, and the amendments thereto (incorporated herein by reference to Exhibits 10.15 to the Company's Registration Statement on Form S-1 No. 333-34099)

(3) Registration Rights Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of April 30, 1996, and the amendments thereto (incorporated herein by reference to Exhibits
      10.10 through and including 10.14 to the Company's Registration Statement on Form S-1 No. 333-34099)

(4)   U.S. Underwriting Agreement (incorporated herein by reference to Exhibit
      1.1 to the Company's Registration Statement on Form S-1 No.
      333-34099)

(5)   International Underwriting Agreement

(6)   Form of Lock-Up Agreement

(7)   Joint Filing Agreement

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


December 10, 1997



                              GOLDMAN, SACHS & CO.


                              By:    /s/  Richard Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Managing Director



                              THE GOLDMAN SACHS GROUP, L.P.
                              By: The Goldman Sachs Corporation,
                                  its general partner


                              By:    /s/  Richard Friedman
                                 ----------------------------------------------
                                    Name:  Richard A. Friedman
                                    Title: Executive Vice President



                              GS ADVISORS, L.P.
                              By: GS Advisors, Inc., its general partner


                              By:    /s/  Richard Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: President



                              GS ADVISORS (CAYMAN), L.P.
                              By: GS Advisors II, Inc., its general partner


                              By:    /s/  Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: President

                              GS CAPITAL PARTNERS II, L.P.
                              By: GS Advisors, L.P., its general partner
                              By: GS Advisors, Inc., its general partner


                              By:    /s/  Richard Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: President



                              GS CAPITAL PARTNERS II OFFSHORE L.P.
                              By: GS Advisors II (Cayman), L.P.,
                                  its general partner
                              By: GS Advisors II, Inc., its general partner


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: President



                              GS CAPITAL PARTNERS II GERMANY CIVIL
                              LAW PARTNERSHIP (with limitation of liability)
                              By: Goldman, Sachs & Co. oHG,
                                  its managing partner
                              By: Goldman, Sachs & Co. Finanz GmbH,
                                  its managing partner


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Attorney-in-Fact



                              GOLDMAN, SACHS & CO. oHG
                              By: Goldman, Sachs & Co. Finanz GmbH,
                                  its managing partner


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Attorney-in-Fact



                              STONE STREET FUND 1995, L.P.
                              By: Stone Street Value Corp.,
                                  its general partner


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Vice President

                              STONE STREET FUND 1996, L.P.
                              By: Stone Street Empire Corp.,
                                  its general partner


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Vice President



                              BRIDGE STREET FUND 1995, L.P.
                              By: Stone Street Value Corp.,
                                  its managing general partner


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Vice President



                              BRIDGE STREET FUND 1996, L.P.
                              By: Stone Street Empire Corp.,
                                  its managing general partner

                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Vice President



                              STONE STREET VALUE CORP.


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Vice President



                              STONE STREET EMPIRE CORP.


                              By:    /s/ Richard A. Friedman
                                 ----------------------------------------------
                              Name:  Richard A. Friedman
                              Title: Vice President

                                   SCHEDULE I


              The name of each director of The Goldman Sachs Corporation and The Goldman, Sachs & Co. L.L.C. and of each member of the executive committees of The Goldman Sachs Corporation, The Goldman Sachs & Co. L.L.C., The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. is set forth below. The business address of each person listed below except John A. Thain and John L. Thornton is 85 Broad Street, New York, NY 10004. The business address of John A. Thain and John L. Thornton is 133 Fleet Street, London EC4A 2BB, England. Each person is a citizen of the United States of America. The present principal occupation or employment of each of the listed persons is as a managing director of Goldman, Sachs & Co. or another Goldman Sachs operating entity and as a member of the executive committee.

Jon Z. Corzine

Henry M. Paulson, Jr.

Roy J. Zuckerberg

Robert J. Hurst

John A. Thain

John L. Thornton

                                 SCHEDULE II-A-i
                                 ---------------

         The name, business address, present principal occupation of each director and executive officer of GS Advisors, Inc., the sole general partner of GS Advisors, L.P., which is the sole general partner of GS Capital Partners II, L.P., are set forth below.

         The business address for all the executive officers and directors listed below except Henry Cornell is 85 Broad Street, New York, New York 10004. The business address of Henry Cornell is 3 Garden Road, Hong Kong.

         All executive officers and directors listed below are United States citizens.

Name                                    Position                            Present Principal Occupation
----                                    --------                            ----------------------------
Richard A. Friedman                     Director/President                  Managing Director of Goldman, Sachs &
                                                                            Co.
Terence M. O'Toole                      Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.
Elizabeth S. Cogan                      Treasurer                           Managing Director of Goldman, Sachs &
                                                                            Co.
Joseph H. Gleberman                     Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.
Henry Cornell                           Vice President                      Managing Director of Goldman Sachs
                                                                            (Asia) L.L.C.
Barry S. Volpert                        Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.
Eve M. Gerriets                         Vice President/Secretary            Vice President of Goldman, Sachs & Co.

David J. Greenwald                      Assistant Secretary                 Vice President of Goldman, Sachs & Co.

C. Douglas Fuge                         Assistant Treasurer                 Managing Director of Goldman, Sachs &
                                                                            Co.

Katherine B. Enquist                    Vice President                      Vice President of Goldman, Sachs & Co.

                                SCHEDULE II-A-ii
                                ----------------

         The name, business address, present principal occupation of each director and executive officer of GS Advisors II, Inc., the sole general partner of GS Advisors, II (Cayman), L.P., which is the sole general partner of GS Capital Partners II Offshore, L.P., are set forth below.

         The business address for all the executive officers and directors listed below except Henry Cornell is 85 Broad Street, New York, New York 10004. The business address of Henry Cornell is 3 Garden Road, Hong Kong.

         All executive officers and directors listed below are United States citizens.

Name                                    Position                            Present Principal Occupation
----                                    --------                            ----------------------------
Richard A. Friedman                     Director/President                  Managing Director of Goldman, Sachs &
                                                                            Co.

Terence M. O'Toole                      Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Elizabeth S. Cogan                      Treasurer                           Managing Director of Goldman, Sachs &
                                                                            Co.

Joseph H. Gleberman                     Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Henry Cornell                           Vice President                      Managing Director of Goldman Sachs
                                                                            (Asia) L.L.C.

Barry S. Volpert                        Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Eve M. Gerriets                         Vice President/Secretary            Vice President of Goldman, Sachs & Co.

David J. Greenwald                      Assistant Secretary                 Vice President of Goldman, Sachs & Co.

C. Douglas Fuge                         Assistant Treasurer                 Managing Director of Goldman, Sachs &
                                                                            Co.

Katherine B. Enquist                    Vice President                      Vice President of Goldman, Sachs & Co.

                                  SCHEDULE II-B


         The name, position and present principal occupation of each director and executive officer of Stone Street Value Corp., the sole general partner of Stone Street Fund 1995, L.P. and the sole managing general partner of Bridge Street Fund 1995, L.P., as well as the name, position and present principal occupation of each director and executive officer of Stone Street Empire Corp., the sole general partner of Stone Street Fund 1996, L.P. and the sole managing general partner of Bridge Street Fund 1996, L.P., are set forth below.

         The business address for all the executive officers and directors listed below is 85 Broad Street, New York, New York 10004.

         All executive officers and directors listed below are United States citizens.

Name                                    Position                            Present Principal Occupation
----                                    --------                            ----------------------------
Richard A. Friedman                     Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Avi M. Nash                             Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Jeffrey B. Goldenberg                   Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

William J. McMahon                      Director/Vice President             Vice President of Goldman, Sachs & Co.

Dinakar Singh                           Director/Vice President             Vice President of Goldman, Sachs & Co.

Jonathan L. Kolatch                     Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Sanjeev K. Mehra                        Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Eric M. Mindich                         Director/Vice President/            Managing Director of Goldman, Sachs &
                                        Treasurer                           Co.

Peter G. Sachs                          Director/Vice President             Limited Partner of The Goldman Sachs
                                                                            Group, L.P.

Glenn R. Fuhrman                        Director/Vice President             Managing Director of Goldman, Sachs &
                                                                            Co.

Peter M. Sacerdote                      Director/Chairman/C.E.O./           Limited Partner of The Goldman Sachs
                                        President                           Group, L.P.

David J. Greenwald                      Vice President                      Vice President of Goldman, Sachs & Co.

Name                                    Position                            Present Principal Occupation
----                                    --------                            ----------------------------
Esta E. Stecher                         Vice President                      Managing Director of Goldman, Sachs &
                                                                            Co.

Richard A. Yacenda                      Vice President                      Vice President of Goldman, Sachs & Co.

C. Douglas Fuge                         Assistant Treasurer                 Managing Director of Goldman, Sachs &
                                                                            Co.

Eve M. Gerriets                         Vice President/Secretary            Vice President of Goldman, Sachs & Co.

Katherine B. Enquist                    Vice President                      Vice President of Goldman, Sachs & Co.

                                  SCHEDULE II-C


         The name, position and present occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the general partner of Goldman, Sachs & Co. oHG are set forth below.

         The business address for Paul M. Achleitner and Ernst Tschoeke is MesseTurm, 60308 Frankfurt am Main, Germany. The business address for Philip D. Murphy is 3 Garden Road, Hong Kong.

         Of the directors and executive officers listed below, Philip D. Murphy is a United States citizen, Paul M. Achleitner is a citizen of Austria, and Ernst Tschoeke is a citizen of Germany.

Name                                    Position                            Present Principal Occupation
----                                    --------                            ----------------------------
Paul M. Achleitner                      Managing Director                   Managing Director of Goldman, Sachs &
                                                                            Co. oHG

Philip D. Murphy                        Managing Director                   Managing Director of Goldman, Sachs &
                                                                            Co. oHG

Ernst Tschoeke                          Managing Director                   Director of Goldman, Sachs & Co. oHG

                                  SCHEDULE III


         In settlement of Securities and Exchange Commission Administrative Proceeding File No. 3-7646 In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises, Goldman, Sachs & Co. (the "Firm"), along with numerous other securities firms, without admitting or denying any of the findings of the Securities and Exchange Commission (the "SEC") consented to the entry of an Order, dated January 16, 1992. The SEC found that the Firm, in connection with its participation in the primary distributions of certain unsecured debt securities issued by Government Sponsored Enterprises ("GSEs"), made and kept certain records that did not accurately reflect the Firm's customers' orders for GSEs' securities and/or offers, purchases or sales by the Firm of the GSEs' securities effected by the Firm in violation of Section 17(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and 17 C.F.R. Sections 240.17a-3 and 240.17a-4.

         The Firm was ordered to cease and desist from committing or causing future violations of the aforementioned sections of the Exchange Act in connection with any primary distributions of unsecured debt securities issued by the GSEs, pay a civil money penalty to the United States Treasury in the amount of $100,000 and maintain policies and procedures reasonably designed to ensure the Firm's future compliance with the aforementioned sections of the Exchange Act in connection with any primary distributions of unsecured debt securities issued by the GSEs.

         In Securities and Exchange Commission Administrative Proceeding File No. 3-8282 In the Matter of Goldman, Sachs & Co., the Firm, without admitting or denying any of the SEC's allegations, settled administrative proceedings involving alleged books and records and supervisory violations relating to eleven trades of U.S. Treasury securities in the secondary markets in 1985 and 1986. The SEC alleged that the Firm had failed to maintain certain records required pursuant to Section 17(a) of the Exchange Act and had also failed to supervise activities relating to the aforementioned trades in violation of
Section 15(b)(4)(E) of the Exchange Act.

         The Firm was ordered to cease and desist from committing or causing any violation of the aforementioned sections of the Exchange Act pay a civil money penalty to the SEC in the amount of $250,000 and establish policies and procedures reasonably designed to assure compliance with Section 17(a) of the Exchange Act and Rules 17a-3 and 17a-4 thereunder.

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 150                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
               4,000                                  19.5                    3-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                22.4375                10-Nov-97                         14-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               4,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                21.875                 13-Nov-97                         18-Nov-97
               2,000                                  21.875                 13-Nov-97                         19-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.625                  6-Nov-97                         12-Nov-97
              10,000                                  19.5                    3-Nov-97                          7-Nov-97
              10,000                                  19.5                    3-Nov-97                          7-Nov-97
                                10,000                22.125                 14-Nov-97                         19-Nov-97
                                10,000                22                     14-Nov-97                         19-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                                   500                24.25                  24-Nov-97                         28-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                                   500                24.25                  24-Nov-97                         28-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                                   300                22.5                    7-Nov-97                         13-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
                                   200                22.5                    7-Nov-97                         13-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.125                 11-Nov-97                         14-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                22.125                 11-Nov-97                         14-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 5,000                22.125                 11-Nov-97                         14-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,250                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,250                21.875                 14-Nov-97                         19-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                21.875                 13-Nov-97                         18-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                21.875                 13-Nov-97                         18-Nov-97
               2,250                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,250                21.875                 12-Nov-97                         17-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                24.875                 25-Nov-97                          1-Dec-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                23.5                   18-Nov-97                         21-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                24.5                   20-Nov-97                         25-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                21.875                 13-Nov-97                         18-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                21.875                 13-Nov-97                         18-Nov-97
               4,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                22.5                    6-Nov-97                         12-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.5                    6-Nov-97                         12-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.5                    6-Nov-97                         12-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.5                    6-Nov-97                         12-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.5                    6-Nov-97                         12-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               6,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 6,000                22 11/16                6-Nov-97                         12-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,500                22.375                 10-Nov-97                         14-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                22.875                  6-Nov-97                         12-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                24.3125                24-Nov-97                         28-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                22                     14-Nov-97                         19-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                22.125                 11-Nov-97                         14-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                21.75                  13-Nov-97                         18-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                23                     17-Nov-97                         20-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
              13,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22                     12-Nov-97                         17-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                24.375                 20-Nov-97                         25-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                21.625                 13-Nov-97                         18-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,500                21.75                  13-Nov-97                         18-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 800                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               5,700                                  19.5                    3-Nov-97                          7-Nov-97
                                 5,700                22.498                  7-Nov-97                         13-Nov-97
               6,700                                  19.5                    3-Nov-97                          7-Nov-97
                                 6,700                22.498                  7-Nov-97                         13-Nov-97
               6,700                                  19.5                    3-Nov-97                          7-Nov-97
                                 6,700                22.498                  7-Nov-97                         13-Nov-97
               6,700                                  19.5                    3-Nov-97                          7-Nov-97
                                 6,700                22.498                  7-Nov-97                         13-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,500                22.498                  7-Nov-97                         13-Nov-97
               1,800                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,800                22.498                  7-Nov-97                         13-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,500                22.498                  7-Nov-97                         13-Nov-97
               2,400                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,400                22.498                  7-Nov-97                         13-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.498                  7-Nov-97                         13-Nov-97
               2,400                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,400                22.498                  7-Nov-97                         13-Nov-97
               4,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 4,000                22.5                    6-Nov-97                         12-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
               8,200                                  19.5                    3-Nov-97                          7-Nov-97
                                 8,200                22.498                  7-Nov-97                         13-Nov-97
               4,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 4,000                21.75                   4-Nov-97                          7-Nov-97
               2,400                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,400                22.498                  7-Nov-97                         13-Nov-97
               4,700                                  19.5                    3-Nov-97                          7-Nov-97
                                 4,700                22.498                  7-Nov-97                         13-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                22.5                    7-Nov-97                         13-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,000                22.5                    7-Nov-97                         13-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                22.498                  7-Nov-97                         13-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                22.5                    7-Nov-97                         13-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                22.5                    7-Nov-97                         13-Nov-97
               7,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,600                                  19.5                    3-Nov-97                          7-Nov-97
               1,300                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,300                                  19.5                    3-Nov-97                          7-Nov-97
               1,800                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
                 900                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 700                                  19.5                    3-Nov-97                          7-Nov-97
                 100                                  19.5                    3-Nov-97                          7-Nov-97
                 400                                  19.5                    3-Nov-97                          7-Nov-97
                                   400                24 13/16               21-Nov-97                         26-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
                 600                                  19.5                    3-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
                 800                                  19.5                    3-Nov-97                          7-Nov-97
                 600                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                22.75                   6-Nov-97                         12-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                22.75                   6-Nov-97                         12-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               4,000                                  19.5                    3-Nov-97                          7-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
               1,750                                  19.5                    3-Nov-97                          7-Nov-97
               5,600                                  19.5                    3-Nov-97                          7-Nov-97
               3,200                                  19.5                    3-Nov-97                          7-Nov-97
               1,600                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,600                                  19.5                    3-Nov-97                          7-Nov-97
               4,200                                  19.5                    3-Nov-97                          7-Nov-97
               4,200                                  19.5                    3-Nov-97                          7-Nov-97
               1,600                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 750                                  19.5                    3-Nov-97                          7-Nov-97
                                   750                21.875                 13-Nov-97                         18-Nov-97
               7,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 7,000                22.674                  6-Nov-97                         12-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               8,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 8,000                22.625                  7-Nov-97                         13-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                21.75                   4-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
              10,000                                  19.5                    3-Nov-97                          7-Nov-97
                                10,000                22.625                  7-Nov-97                         13-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 2,500                22.674                  6-Nov-97                         12-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                21.75                   4-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 5,000                22.674                  6-Nov-97                         12-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 5,000                22.674                  6-Nov-97                         12-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
              10,000                                  19.5                    3-Nov-97                          7-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
                                   500                24.3125                20-Nov-97                         25-Nov-97
                 500                                  19.5                    3-Nov-97                          7-Nov-97
                                   500                24.25                  24-Nov-97                         28-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                24.25                  24-Nov-97                         28-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                                   300                22.5                    6-Nov-97                         12-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                                   300                21 13/16                4-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                                   300                22.25                   5-Nov-97                         10-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                                   300                21 13/16                4-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
                                   200                21 13/16                4-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
                                   200                21 13/16                4-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                                   300                21.875                  4-Nov-97                          7-Nov-97
                 200                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                 300                                  19.5                    3-Nov-97                          7-Nov-97
                 100                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                21.875                 12-Nov-97                         17-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                21.875                 12-Nov-97                         17-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                21.875                 12-Nov-97                         17-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 250                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                 100                                  19.5                    3-Nov-97                          7-Nov-97

                                  SCHEDULE IV
                               AMF Bowling, Inc.
                              Cusip No. 03113V109

           Purchases             Sales               Price                  Trade Date                   Settlement Date
           ---------             -----               -----                  ----------                   ---------------
                                   100                22                     11-Nov-97                         14-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                21 15/16               12-Nov-97                         17-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                21.875                 12-Nov-97                         17-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                21 15/16               12-Nov-97                         17-Nov-97
               1,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,000                21.875                 13-Nov-97                         18-Nov-97
               1,500                                  19.5                    3-Nov-97                          7-Nov-97
                                 1,500                22                     12-Nov-97                         17-Nov-97
                 600                                  19.5                    3-Nov-97                          7-Nov-97
                                   600                22                     12-Nov-97                         17-Nov-97
                 600                                  19.5                    3-Nov-97                          7-Nov-97
                 400                                  19.5                    3-Nov-97                          7-Nov-97
                 600                                  19.5                    3-Nov-97                          7-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
              16,000                                  19.5                    3-Nov-97                          7-Nov-97
               7,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
               2,500                                  19.5                    3-Nov-97                          7-Nov-97
               6,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 6,000                24.25                  24-Nov-97                         28-Nov-97
              10,000                                  19.5                    3-Nov-97                          7-Nov-97
               9,000                                  19.5                    3-Nov-97                          7-Nov-97
              14,000                                  19.5                    3-Nov-97                          7-Nov-97
               5,000                                  19.5                    3-Nov-97                          7-Nov-97
               2,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
               3,000                                  19.5                    3-Nov-97                          7-Nov-97
                                 3,000                21.875                 14-Nov-97                         19-Nov-97

                                INDEX OF EXHIBITS


(1) Warrant Agreement, dated as of May 1, 1996, between the Company and The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit 10.15 to the Company's Registration Statement on Form S-1 No. 333-34099)

(2) Stockholders Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of April 30, 1996, and the amendments thereto (incorporated herein by reference to Exhibits 10.4 through and including 10.9 to the Company's Registration Statement on Form S-1 No. 333-34099)

(3) Registration Rights Agreement by and among the Company, the Limited Partnerships and the other parties thereto, dated as of April 30, 1996, and the amendments thereto (incorporated herein by reference to Exhibit
         10.10 through and including 10.14 to the Company's Registration Statement on Form S-1 No. 333-34099)

(4)      U.S. Underwriting Agreement (incorporated herein by reference to
         Exhibit 1.1 to the Company's Registration Statement on Form S-1 No. 333-34099)

(5)      International Underwriting Agreement

(6)      Form of Lock-Up Agreement

(7)      Joint Filing Agreement